EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PowerCerv Corporation

We have issued our report dated January 29, 2003, which includes an explanatory paragraph for a going concern matter, accompanying the consolidated financial statements included in the Annual Report of PowerCerv Corporation on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of PowerCerv Corporation on Forms S-8 (File No. 333-3960, File No. 333-50621, File No. 333-90825 and File No. 333-90827).

/s/ Grant Thornton, LLP

Tampa, Florida
April 11, 2003